EXHIBIT 10.4

PROFESSIONAL EMPLOYMENT CONTRACT

THIS AGREEMENT, made this 25th day of October, 2023, between MIFFLINBURG BANCORP, INC., a Pennsylvania bank holding company (the "COMPANY"), and MIFFLINBURG BANK AND TRUST COMPANY, a Pennsylvania bank and trust company (the "BANK"), each with an office and principal place of business at 250 East Chestnut Street, Mifflinburg, Union County, Pennsylvania, and THOMAS L. EBERHART, of 750 N. 3rd Street, Mifflinburg, Union County, Pennsylvania (hereinafter referred to as the "EXECUTIVE").

WITNESSETH:

WHEREAS, the COMPANY, the BANK and the EXECUTIVE desire to enter into an agreement regarding, among other things, the employment of the EXECUTIVE by the BANK as Executive Vice President and Chief Operating Officer.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements herein set forth, the parties, each intending to be legally bound hereby, mutually covenant and agree as follows:

1.         Employment. The BANK hereby employs the EXECUTIVE as Executive Vice President and Chief Operating Officer, and the EXECUTIVE hereby accepts such employment, upon the terms and conditions hereinafter set forth.

2.	Duties During Employment Period.

(a)

The EXECUTIVE shall perform and discharge well and faithfully the duties of Executive Vice President and Chief Operating Officer of the BANK and such other duties as may be assigned to him from time to time by the Board of Directors of the BANK (the "Board").

(b)

The EXECUTIVE shall devote his full time, attention and energies to the businesses of the BANK, and shall not, during the "Employment Period" (as hereinafter defined), be employed in any other business activity, whether or not such activity is pursued for gain, profit or pecuniary advantage; provided, however, that this shall not be construed as preventing the EXECUTIVE from:

(i) Investing his personal assets in businesses where the form or manner of such investments will not require services on the part of the EXECUTIVE in the operation of the affairs of the business in which such investments are made and in which his participation is solely that of a passive investor; or

(ii) Serving as a member of all boards of directors, boards of trustees and all other governing bodies of any organizations of which the EXECUTIVE is a member as of the date hereof; or

(iii) Participating in trade association, charitable, civic and any similar activities of a not-for-profit, philanthropic or eleemosynary nature; or

(iv) Participating in any other activities approved by the Board, including activities as a member of the board of directors, board of trustees or other governing body of any corporation or other entity.

3.	Term of Agreement; Termination of Employment.

(a)    This Agreement shall be for a two (2) year period (the "Employment Period") beginning on the date of this Agreement, and if not earlier terminated pursuant to the terms of this Agreement, the Employment Period shall end two (2) years later; provided, however, that the Employment Period shall be automatically extended by an additional one year on the first annual anniversary date of the commencement of the Employment Period (the "Renewal Date") and on each annual anniversary date thereafter (each an "Annual Renewal Date"), in each case for a period ending two (2) years after the Renewal Date or applicable Annual Renewal Date, as the case may be, unless either party shall give written notice of non-renewal to the other party at least ninety (90) days prior to the Renewal Date or applicable Annual Renewal Date, as the case may be, in which event this Agreement and the Employment Period will continue in effect for a term ending one (1) year from the Renewal Date or applicable Annual Renewal Date, as the case may be, immediately following such notice.

(b)    Notwithstanding the provisions of Section 3(a) of this Agreement, this Agreement may be terminated at any time during the Employment Period for "Cause" (as hereinafter defined) by action of the Board upon giving the EXECUTIVE notice of such termination at least thirty (30) days prior to the date upon which termination shall be effective. As used herein, the term "Cause" shall mean any of the following events:

(i)         The EXECUTIVE'S conviction of or plea of guilty or nolo contendere to a felony, a crime of falsehood or a crime involving moral turpitude or the actual incarceration of the EXECUTIVE;

(ii)          The EXECUTIVE'S failure to follow the good faith instructions of the Board of Directors of the BANK, with respect to the operations of the BANK;

(i)    The EXECUTIVE'S (A) willful misconduct, or (B) neglect of duties or failure to act with respect to duties or actions previously communicated to the EXECUTIVE in writing by the Board of Directors of the BANK which, in the good faith judgment of the Board, may have adversely affected the BANK or may in the future adversely affect the BANK.

If this Agreement is terminated for Cause, all rights of the EXECUTIVE shall cease as of the effective date of such termination; except that in the event this Agreement shall be terminated for Cause on account of conviction of, or plea of nolo contendere to, a felony, or on account of actual incarceration for a criminal act, and if such criminal act was committed or is alleged to have been committed against the BANK, all such rights shall terminate effective immediately upon the notice referred to above.

(c)         Notwithstanding the provisions of Section 3(a) of this Agreement, this Agreement shall terminate automatically upon EXECUTIVE'S voluntary termination of employment for "Good Reason" (as hereinafter defined). The term "Good Reason" shall mean any of the following without the EXECUTIVE'S consent:

(i)

Any material reduction in title or a material reduction in the EXECUTIVE'S responsibilities or authority which are inconsistent with, or the assignment to the EXECUTIVE of duties inconsistent with the EXECUTIVE'S status as Executive Vice President and Chief Operating Officer of the BANK;

(ii)

Any relocation of the EXECUTIVE to a location more than forty (40) miles from his current office or which, in the exercise of his reasonable discretion, necessitates that the EXECUTIVE move his principal residence more than forty (40) miles from his current principal residence;

(iii)	Any material reduction in the EXECUTIVE'S "Annual Base Salary" (as hereinafter defined) as in effect on the date hereof or as the same may be increased from time to time; and

(iv)	Any other action or inaction that constitutes a material breach of this Agreement on the part of the COMPANY or the BANK; provided, however, that "Good Reason" shall not be deemed to exist unless:

(A)    the EXECUTIVE has provided notice in writing (the "Notice of Termination") to the COMPANY and the BANK of the existence of one or more of the conditions listed in (i) through (iv) above within ninety (90) days after the initial occurrence of such condition or conditions;

(B)    such condition or conditions have not been cured by the COMPANY or the BANK within thirty (30) days after receipt of such Notice of Termination; and

(C)    the EXECUTIVE actually terminates his employment with the BANK within 60 days after the BANK'S receipt of such Notice of Termination.

(d)    Notwithstanding the provisions of Section 3(a) of this Agreement, if the EXECUTIVE dies this Agreement shall terminate automatically upon the EXECUTIVE'S death; provided, however, EXECUTIVE'S rights under this Agreement shall cease as of the last day of the month in which his death occurs.

(e)    Disability. EXECUTIVE, COMPANY and BANK agree that if EXECUTIVE becomes "Disabled", within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder, and becomes eligible for employer-provided short-term and/or long-term disability benefits, or worker's compensation benefits, then the BANK'S obligation to pay EXECUTIVE his Annual Base Salary shall be reduced by the amount of the disability or worker's compensation benefits received by EXECUTIVE.

EXECUTIVE, COMPANY and BANK agree that if, in the judgment of the BANK'S Board of Directors, the EXECUTIVE is unable, as a result of illness or injury, to perform the essential functions of his position on a full-time basis with or without a reasonable accommodation and without posing a direct threat to himself or others for a period of six (6) months, the BANK will suffer an undue hardship in continuing the EXECUTIVE'S employment as set forth in this Agreement. Accordingly, this Agreement shall terminate at the end of the six-month period, and all of EXECUTIVE'S rights under this Agreement shall cease, with the exception of those rights which EXECUTIVE may have under the COMPANY'S and the BANK'S benefit plans.

(f)          This Agreement is not a guaranty of employment. Notwithstanding anything else contained herein, the EXECUTIVE'S employment hereunder may be terminated by the Board at any time without Cause and the EXECUTIVE'S rights and duties under Paragraph 2 hereof shall cease as of the effective date of such termination.

(g)          Notwithstanding any provisions of this Agreement to the contrary, EXECUTIVE shall be required to give BANK ninety (90) days written notice if he wishes to terminate this Agreement during the Employment Period without Good Reason, or the BANK may, at any time after receipt of such notice of termination from EXECUTIVE, immediately terminate this Agreement, provided however, that in the event BANK terminates this Agreement prior to the expiration of such ninety (90) days period, EXECUTIVE'S rights under Section 4 hereof nevertheless shall continue in full force and effect during the entire ninety (90) days period.

4.         Compensation.

(a)         Annual Base Salary. For services rendered by the EXECUTIVE hereunder, the BANK shall pay to the EXECUTIVE during the Employment Period an Annual Base Salary of One Hundred Seventy-Two Thousand Six Hundred Fifty ($172,650.00) Dollars per year, payable in bi-weekly installments. This amount shall be payable during the first year of this Agreement. The Board may, from time to time, increase the EXECUTIVE'S Annual Base Salary, and any and all such increases shall be deemed to constitute amendments to this Section 4(a) to reflect the increased amounts, effective as of the dates established for such increases by the Board in the resolutions authorizing such increases.

(b)          Bonus. The Board may provide for the payment by the BANK of an annual bonus to the EXECUTIVE as it deems appropriate to provide incentive to the EXECUTIVE and to reward the EXECUTIVE for his performance. Such bonus may, but need not be, determined in accordance with any incentive bonus programs for executive officers as approved by the Board. The payment of any such bonus will not reduce or otherwise affect any other obligation of the COMPANY or the BANK to the EXECUTIVE provided for in this Agreement.

(c)    Expenses. The EXECUTIVE shall be reimbursed at such intervals and in accordance with such standard policies of the COMPANY or the BANK, as applicable, as may be in effect at the date hereof or as they may be hereafter amended, for any and all monies advanced in connection with the EXECUTIVE'S employment for reasonable and necessary expenses incurred by the EXECUTIVE on behalf of the BANK during the Employment Period, including without limitation travel expenses.

(d)    Stock Based Incentives. During the Employment Period, EXECUTIVE shall be entitled to such stock based incentives as may be granted from time to time by the Board under the COMPANY'S stock based incentive plans and as are consistent with the EXECUTIVE'S responsibilities and performance.

(e)

Other Benefits. The BANK will provide the EXECUTIVE, during the Employment Period, with five (5) weeks of paid personal time off during each calendar year during the Employment Period and other fringe benefits in the aggregate not less favorable than those received generally by other executive employees of the BANK, and in no event less favorable than those enumerated in the Employee Handbook for all employees of the BANK.

5.         Change of Control. In the event of a "Change of Control" (as hereinafter defined), the following additional provisions shall apply:

(a)         As used in this Agreement, "Change of Control" shall mean: a "Change in the Ownership of the Company or the Bank" (as defined below), a "Change in the Effective Control of the Company or the Bank" (as defined below), or a "Change in the Ownership of a Substantial Portion of the Assets of the Company or the Bank" (as defined below).

(i)

Change in the Ownership of the Company or the Bank. A "Change in the Ownership of the Company or the Bank" occurs on the date that any one person, or more than one person acting as a group (as defined below), acquires ownership of stock of the COMPANY or the BANK that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the COMPANY or the BANK. However, if any one person, or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of the COMPANY or the BANK, the acquisition of additional stock by the same person or persons is not considered to cause a Change in the Ownership of the COMPANY or the BANK. An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the COMPANY or the BANK acquires its stock in exchange for property will be treated as an acquisition of stock for these purposes. A change in ownership of the COMPANY or the BANK only occurs when there is a transfer or issuance of stock of the COMPANY or the BANK and the stock remains outstanding after the transaction.

(ii)	Change in Effective Control of the Company or the Bank. A "Change in Effective Control of the Company or the Bank" occurs only on the date that either:

(A)

Any one person, or more than one person acting as a group (as defined below), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the COMPANY or the BANK possessing 35 percent or more of the total voting power of the stock of the COMPANY or the BANK; or

(B)

A majority of members of the COMPANY'S Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the COMPANY'S Board of Directors prior to the date of the appointment or election.

If any one person, or more than one person acting as a group, is considered to effectively control the COMPANY or the BANK, the acquisition of additional control of the COMPANY or the BANK by the same person or persons is not considered to cause a Change in the Effective Control of the COMPANY or the BANK.

(iii)

Change in Ownership of a Substantial Portion of the Company's or the Bank's Assets. A "Change in Ownership of a Substantial Portion of the Company's or the Bank's Assets" occurs on the date that any one person, or more than one person acting as a group (as defined below), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the COMPANY or the BANK that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the COMPANY or the BANK immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of assets of the COMPANY or the BANK, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

There is no Change of Control under this Paragraph 5(a) if there is a transfer of assets to an entity that is:

(i)	A shareholder of the COMPANY or the BANK (immediately before the asset transfer) in exchange for or with respect to its stock;

(ii)	An entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the COMPANY or the BANK;

(iii) A person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of the COMPANY or the BANK; or

(iv)  An entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in (i), (ii) or (iii) above.

For purposes of this Paragraph 5(a), persons will not be considered to be acting as a group solely because they purchase or own stock or purchase assets of the COMPANY or the BANK at the same time. Persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of assets, or similar transaction with the COMPANY or the BANK. If a person owns stock in both corporations that enter into a transaction, such person is considered to be acting as a group with other shareholders in a corporation only to the extent of the ownership in that corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

For purposes of this Paragraph 5(a) the obligation to make payments and provide benefits under this Agreement shall primarily be those of the EXECUTIVE'S employer as of the date of his termination of employment. In the event the employer is not the BANK, the BANK will cause such employer to make required payments and provide required benefits. To the extent the BANK fails or is unable to do so, it shall make such payments and provide such benefits.

 (b)         In the event a Change of Control shall occur, and if, thereafter, during the period commencing with the Change of Control and ending on the second annual anniversary date of the Change of Control:

(i)	any involuntary termination of EXECUTIVE'S employment (other than for the reasons set forth in Section 3(b) of this Agreement) shall occur; or

(ii)	if EXECUTIVE has provided a Notice of Termination to the COMPANY and the BANK within such period and subsequently terminates his employment for "Good Reason;"

then, in either case, the provisions of Section 6 of this Agreement shall apply.

6.           Rights in Event of Termination of Employment Following Change of Control.

(a)         In the event of a termination of employment following a Change of Control (as described in Section 5(a) of this Agreement), EXECUTIVE shall be entitled to receive the compensation and benefits set forth below:

(i)

Basic Payments. The EXECUTIVE will be paid an amount equal to 2.00 times the sum of (A) his then current Annual Base Salary, and (B) the highest cash bonus paid to him with respect to one of the three calendar years immediately preceding the year of termination. Such amount will be paid to the EXECUTIVE in a lump sum within ten (10) days following the date of termination of employment.

(ii)

Continuation of Employee Benefits. For a period of 24 months from the date of termination of employment, the BANK also shall maintain in full force and effect, for the continued benefit of the EXECUTIVE, all employee benefit plans and programs to which the EXECUTIVE was entitled prior to the date of termination, if the EXECUTIVE'S continued participation is possible under the general terms and provisions of such plans and programs, except that if the EXECUTIVE'S participation in any health, medical, life insurance, or disability plan or program is barred, the BANK shall obtain and pay for, on the EXECUTIVE'S behalf, individual insurance plans, policies or programs which provide to the EXECUTIVE health, medical, life and disability insurance coverage which is substantially equivalent to the insurance coverage to which EXECUTIVE was entitled prior to the date of termination.

(b)         EXECUTIVE shall not be required to mitigate the amount of any payment provided for in this Section 6 by seeking other employment or otherwise. Except as provided in this Section 6, unless otherwise agreed to in writing, the amount of payment or the benefit provided for in this Section 6 shall not be reduced by any compensation earned by EXECUTIVE as the result of employment by another employer or by reason of EXECUTIVE'S receipt of or right to receive any retirement or other benefits after the date of termination of employment or otherwise.

(c)         Anything in this Agreement to the contrary notwithstanding, in the event that a Change of Control occurs and it shall be determined that any payment or distribution by the COMPANY or the BANK to or for the benefit of the EXECUTIVE, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise ('Total Payments") would otherwise exceed the amount that may be received by the Executive without the imposition of an excise tax under section 4999 of the Code (the "Safe Harbor Amount"), then the Total Payments shall be reduced to the extent, and only to the extent, necessary to assure that their aggregate present value, as determined in accordance with the applicable provisions of section 280G of the Code, does not exceed the greater of the following dollar amounts (the "Benefit Limit"):

(i) the Safe Harbor Amount, or

(ii) the greatest after-tax amount payable to the EXECUTIVE after taking into account any excise tax imposed under section 4999 of the Code on the Total Payments.

All determinations to be made under this Section 6(c) shall be made by an independent public accounting firm chosen by the COMPANY (the "Accounting Firm"). In determining whether such Benefit Limit is exceeded, the Accounting Firm shall make a reasonable determination of the value to be assigned to the restrictive covenants in effect for the EXECUTIVE pursuant to this Agreement, and the amount of the EXECUTIVE'S potential parachute payment under section 280G of the Code shall be reduced by the value of those restrictive covenants to the extent consistent with section 280G of the Code.

In the event the Internal Revenue Service notifies the EXECUTIVE of an inquiry with respect to the applicability of section 280G of the Code or section 4999 of the Code to any payment by the COMPANY or its affiliates, or assessment of tax under section 4999 of the Code with respect to any payment by the COMPANY or its affiliates, the EXECUTIVE shall provide notice to the COMPANY of such inquiry or assessment within ten (10) days, and shall take no action with respect to such inquiry or assessment until the COMPANY has responded thereto (provided such response is timely with respect to the inquiry or assessment). The COMPANY shall have the right to appoint an attorney or accountant to represent the EXECUTIVE with respect to such inquiry or assessment, and the EXECUTIVE shall fully cooperate with such representative as a condition of the Agreement with respect to such inquiry or assessment.

All of the fees and expenses of the Accounting Firm in performing the determinations referred to in Section 6(c) or any attorney or accountant appointed to represent the EXECUTIVE pursuant to Section 6(c) shall be borne solely by the COMPANY.

To the extent a reduction to the Total Payments is required to be made in accordance with this Section 6(c), such reduction and/or a cancellation of acceleration of equity awards shall occur in the order that provides the maximum economic benefit to the EXECUTIVE. In the event that acceleration of equity awards is to be reduced, such acceleration of vesting also shall be canceled in the order that provides the maximum economic benefit to the EXECUTIVE. Notwithstanding the foregoing, any reduction shall be made in a manner consistent with the requirements of section 409A of the Code and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis, but not below zero.

7.             Rights in Event of Termination of Employment Absent Change of Control.

(a)    If EXECUTIVE'S employment is involuntarily terminated by the Board without Cause pursuant to Section 3(f) of this Agreement, or if EXECUTIVE terminates his employment for Good Reason pursuant to Section 3(c) hereof, and no Change of Control shall have occurred within the two (2) year period ending as of (i) the date of such termination by the Board pursuant to Section 3(f) or (ii) the date the EXECUTIVE provides Notice of Termination pursuant to Section 3(c), then BANK shall pay EXECUTIVE an amount equal to 2.0 times the EXECUTIVE'S Annual Base Salary and, for a period of 24 months from the date of termination of employment, the BANK also shall maintain in full force and effect, for the continued benefit of EXECUTIVE, all employee benefit plans and programs to which EXECUTIVE was entitled prior to the date of termination, if the EXECUTIVE'S continued participation is possible under the terms and conditions of such plans and programs, except that in the event the EXECUTIVE'S participation in any health, medical, life insurance, disability plan or program is barred, the BANK shall obtain and pay for, on the EXECUTIVE'S behalf, individual insurance plans, policies and programs which provide to EXECUTIVE health, medical, life and disability insurance coverage which is substantially equivalent to the insurance coverage to which EXECUTIVE was entitled prior to the date of termination.

(b)    EXECUTIVE shall not be required to mitigate the amount of any payment provided for in this Section 7 by seeking other employment or otherwise. Except as provided in this Section 7, unless otherwise agreed to in writing, the amount of payment or the benefit provided for in this Section 7 shall not be reduced by any compensation earned by EXECUTIVE as the result of employment by another employer or by reason of EXECUTIVE 'S receipt of or right to receive any retirement or other benefits after the date of termination of employment or otherwise.

8.               Post-Employment Covenants.

(a)         Trade Secrets.

For purposes of this section, "Trade Secrets" shall include information not otherwise known to persons not employed by the BANK relating to the COMPANY'S or the BANK'S financial data, marketing and business plans, profit margins, contracts, services, products, personnel, improvements, formulas, designs, styles, processes, customers, vendors, referral sources, suppliers, business methods, practices and policies. Trade Secrets shall not include any information known generally to the public (other than as a result of an unauthorized disclosure of such information by any person) or any information that must be disclosed as required by law.

EXECUTIVE acknowledges that, in the course of EXECUTIVE'S employment with the BANK, EXECUTIVE is likely to develop and/or have access to the COMPANY'S or the BANK'S Trade Secrets, the misuse, misapplication and/or disclosure of which is likely to cause substantial and irreparable damage to the business and asset value of the BANK and the COMPANY. Accordingly, EXECUTIVE agrees that, without the written consent of the Board, he will not, during the Employment Period or at any time thereafter (and regardless of the reason for termination of employment), and other than in furtherance of his duties as an employee of the COMPANY or the BANK, knowingly use or disclose to any person, any Trade Secrets of the COMPANY or the BANK. EXECUTIVE will also not copy, duplicate, transfer, transmit, disclose or permit any unauthorized person access to the COMPANY'S or the BANK'S Trade Secrets.

Upon request of the BANK, and in any event upon the termination of employment with the BANK (whether such termination is voluntary or involuntary), EXECUTIVE will deliver to the BANK all materials, including, but not limited to, memoranda, notes, records, tapes, documentation, discs, manuals, files, other documents, and all copies thereof in any form ("Bank Property") that belong to the BANK or the COMPANY or that concern or contain Trade Secrets, that are in EXECUTIVE'S possession, whether made or compiled by EXECUTIVE, furnished to EXECUTIVE, or otherwise obtained by EXECUTIVE or in his possession or control.

EXECUTIVE affirms and acknowledges that he is not subject to any employment, non‐disclosure, confidentiality, non-compete, or other agreement with any third party which would prevent or prohibit EXECUTIVE from fulfilling his duties for the BANK. If EXECUTIVE is the subject of any such agreement, and has any doubt as to its applicability to EXECUTIVE'S position with the BANK, EXECUTIVE will provide a copy of such agreement to the BANK prior to the date on which EXECUTIVE executes this Agreement so that the COMPANY and the BANK can make a determination as to its effect on EXECUTIVE'S ability to work for the BANK. EXECUTIVE acknowledges specifically that he has been provided adequate and reasonable consideration for the promises made by him within this Section and further specifically agrees that he intends to be legally bound by these restrictions.

The intent of this Section 8(a) is to provide the COMPANY and the BANK with all remedies afforded to each of them under applicable law, including, but not limited to, those remedies available under the Pennsylvania Uniform Trade Secrets Act.

(b)         Non-Competition and Non-Solicitation

EXECUTIVE acknowledges and agrees that during his employment with the BANK, EXECUTIVE will be introduced to and otherwise have contact with the COMPANY'S and the BANK'S customers, vendors, suppliers and referral sources. EXECUTIVE acknowledges and agrees that the COMPANY 'S and the BANK'S goodwill, as reflected in their relationship with its customers, vendors, suppliers and referral sources, is of tremendous value to the COMPANY and the BANK, and that the COMPANY and the BANK are allowing EXECUTIVE access to these customers, vendors, suppliers and referral sources for the single and sole purpose of furthering the COMPANY'S and the BANK'S business relationships with them. Additionally, EXECUTIVE'S access to the COMPANY'S and the BANK'S Trade Secrets make it highly likely that such information would be of use to a competitor of the COMPANY or the BANK if EXECUTIVE would work for such a competitor. Because the COMPANY and the BANK otherwise would be unable to assure compliance with the nondisclosure requirements, the parties hereto agree to the restrictions set forth in this Section. Finally, EXECUTIVE acknowledges that he will be provided specialized training and develop unique skills by the COMPANY and the BANK, all of which would be of significant value to a competitor. Accordingly, in addition to any other limitation imposed by law and/or this Agreement, EXECUTIVE agrees as follows:

(i)

During the Employment Period, and for a period of twenty-four (24) months following the termination of EXECUTIVE'S employment with the BANK for any reason (whether such termination is voluntary or involuntary), EXECUTIVE will not, except in furtherance of his duties as an employee of the BANK, either on his own behalf or on behalf of any other person, entity, firm, or corporation, whether as a principal, agent, executive, stockholder, partner, officer, member, director, sole proprietor, or otherwise, contact or solicit (either directly or indirectly) any of the COMPANY'S or the BANK'S customers, vendors, suppliers and referral sources.

(ii)

During the Employment Period, and for a period of twenty-four (24) months following the termination of EXECUTIVE'S employment with the BANK for any reason (whether such termination is voluntary or involuntary), EXECUTIVE will not, except in furtherance of his duties as an employee of the BANK, either on his own behalf or on behalf of any other person, entity, firm, or corporation, whether as a principal, agent, executive, employee, stockholder, partner, officer, member, director, sole proprietor, or otherwise, engage in business with or otherwise provide (either directly or indirectly) services to any of the COMPANY 'S or the BANK'S customers, suppliers, vendors and referral sources that are the same or similar to any services provided by the COMPANY or the BANK.

(iii)

For a period of twenty-four (24) months following the termination of EXECUTIVE'S employment with the BANK for any reason (whether such termination is voluntary or involuntary), EXECUTIVE will not, either on EXECUTIVE'S own behalf or on behalf of any other person, entity, firm, or corporation, whether as a principal, agent, executive, employee, stockholder, partner, officer, member, director, sole proprietor or otherwise (except as an investor owning less than 5% of the stock of a publicly owned company), compete (either directly or indirectly) with the BANK, the COMPANY or any of their respective subsidiaries or affiliates, or otherwise engage in lending, banking or financial services within or on behalf of any person, entity, firm or corporation having a main office or branch office within Union or Snyder Counties, or upper Northumberland County (north and west of the Cameron Street bridge).

(iv)

For a period of twenty-four (24) months following the termination of EXECUTIVE'S employment with the BANK for any reason (whether such termination is voluntary or involuntary), EXECUTIVE will not provide financial or other assistance to any person, entity, firm, or corporation engaged the banking, lending, financial services or insurance business.

(v)    EXECUTIVE acknowledges specifically that he has been provided adequate and reasonable consideration for the promises made by him within this Section and further specifically agrees that he intends to be legally bound by these restrictions.

(c)          Non-Solicitation of Employees

EXECUTIVE acknowledges and agrees that the BANK'S relationship with its employees is of tremendous value to the BANK, and that the BANK allows EXECUTIVE access to these employees for the single and sole purpose of furthering its business objectives. Accordingly, in addition to any other limitation imposed by law and/or this Agreement, EXECUTIVE agrees that during the Employment Period and for a period of twenty-four (24) months following the termination of EXECUTIVE'S employment with the BANK for any reason (whether voluntary or involuntary), EXECUTIVE will not recruit or otherwise encourage any of the BANK'S employees (including temporary employees) to terminate their relationship with the BANK or to seek employment with any other entity. EXECUTIVE acknowledges that the COMPANY and the BANK would suffer significant financial harm as a result of losing any employee.

EXECUTIVE acknowledges specifically that he has been provided adequate and reasonable consideration for the promises made by him within this Section and further specifically agrees that he intends to be legally bound by these restrictions.

(d) Non-Disparagement

EXECUTIVE and the COMPANY and the BANK agree that, to the fullest extent allowed by law, neither will make any disparaging or negative remarks to any person concerning the other, its business practices, its business plans, EXECUTIVE'S employment, or the termination of this Agreement.

(e)         Reasonableness

EXECUTIVE acknowledges that he has carefully read and considered Sections (a), (b), (c) and (d) above and, having done so, agrees that the restrictions set forth in these Sections are fair and reasonable, and are legitimately required for the protection of the COMPANY'S and the BANK'S business, interests and goodwill. In the event that any part or portion of Section (a), (b), (c) and/or (d) is deemed by a court of competent jurisdiction to be overbroad or otherwise invalid, EXECUTIVE authorizes said court to enforce the Section(s) at issue to the fullest extent possible to protect the interests of the COMPANY and the BANK. In addition, EXECUTIVE specifically agrees and understands that the covenants set forth in Sections (a), (b), (c) and (d), above, shall survive the termination of EXECUTIVE'S employment relationship with the COMPANY and the BANK.

(f)         Remedies for Breach

The parties agree that the COMPANY and the BANK may seek and obtain injunctive relief in the Court of Common Pleas of Union County, Pennsylvania, if the COMPANY and the BANK believe that EXECUTIVE has breached any part of Section 8 of this Agreement.

EXECUTIVE recognizes and agrees that damages in the event of a breach by EXECUTIVE of Sections (a), (b), (c) and/or (d), above, would be difficult, if not impossible, to ascertain, and EXECUTIVE therefore agrees that, if such breach occurs, the COMPANY and the BANK, in addition to and without limiting any other remedy or right they may have, shall have the right to an injunction or other equitable relief, in any court of competent jurisdiction, enjoining any such breach, and EXECUTIVE hereby waives any and all defenses EXECUTIVE may have on the grounds of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. (EXECUTIVE agrees that the COMPANY and the BANK shall not be required to post more than a nominal bond or surety in order to obtain such injunction or relief.) The existence of this right shall not preclude any other rights and remedies at law or in equity which the BANK may possess.

9.    Liability Insurance. The COMPANY and the BANK shall use their best efforts to obtain insurance coverage for the EXECUTIVE under an insurance policy covering officers and directors of the COMPANY and the BANK against lawsuits, arbitrations or other legal or regulatory proceedings; however, nothing herein shall be construed to require the COMPANY or the BANK to obtain such insurance, if the Board determines that such coverage cannot be obtained at a reasonable price.

10.    Specified Employee Status. Notwithstanding anything in this Agreement to the contrary, in the event EXECUTIVE is determined to be a Specified Employee, as that term is defined in Section 409A of the Code and the regulations promulgated thereunder, payments to such Specified Employee under Sections 6 or 7, other than payments qualifying as short term deferrals or an exempt pay arrangement under Section 409A, shall not begin earlier than the first day of the seventh month after the date of termination. If any payments are postponed due to such requirements, such postponed amounts shall be paid in a lump sum to the EXECUTIVE on the first payroll date that occurs after the date that is six months following the EXECUTIVE'S "separation of service" (as defined by Section 409A of the Code and the regulations promulgated thereunder).

For purposes of the foregoing, the date upon which a determination is made as to the Specified Employee status of the EXECUTIVE, the Identification Date (as defined in Section 409A of the Code and the regulations promulgated thereunder) shall be December 31.

11.    Notices. Any notice required or permitted to be given under this Agreement shall be deemed properly given if in writing and if mailed by registered or certified mail, postage prepaid with return receipt requested, to his residence in the case of notice to the EXECUTIVE, or to the principal office of the COMPANY, to the attention of its Chairman of the Board of Directors in the case of notice to the COMPANY and/or the BANK.

12.    Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by EXECUTIVE and an executive officer specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

13.    Assignment. This Agreement shall not be assignable by either party except by the COMPANY and the BANK to any successor in interest to its business.

14.    Successors; Binding Agreement.

(a)         The COMPANY and the BANK will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the COMPANY and/or the BANK to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the COMPANY and the BANK would be required to perform it if no such succession had taken place. Failure by the COMPANY and/or the BANK, as appropriate, to obtain such assumption and agreement prior to the effectiveness of any such succession shall constitute a breach of this Agreement. As used in this Agreement, the "COMPANY" and "BANK" shall mean the COMPANY and the BANK as defined previously and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

(b)         This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective assigns (to the extent this Agreement may be assigned), successors, personal or legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as the case may be. If EXECUTIVE would die after a Notice of Termination is delivered by EXECUTIVE, or following termination of EXECUTIVE'S employment without Cause, and any amounts would be payable to EXECUTIVE under this Agreement if EXECUTIVE had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to EXECUTIVE'S devisee, legatee, or other designee, or, if there is no such designee, to EXECUTIVE'S estate.

15.    Entire Agreement. This instrument contains the entire agreement of the parties relating to the subject matter hereof. Upon the execution and delivery of this Agreement, any prior agreement relating to the subject matter hereof will be deemed automatically terminated and be of no further force and effect.

16.    Clawback. EXECUTIVE acknowledges that the EXECUTIVE is subject to any clawback policy that may be adopted by the Board. Absent any formal clawback policy, the EXECUTIVE agrees that the EXECUTIVE shall be required to forfeit and pay back to the COMPANY and the BANK any bonus or other incentive compensation paid to the EXECUTIVE if: (a) a court makes a final determination that the EXECUTIVE directly or indirectly engaged in fraud or misconduct that caused or partially caused the need for a material financial restatement by the COMPANY, or (b) the independent members of the Board determine that the EXECUTIVE has committed a material violation of the COMPANY'S code of conduct.

17.    Release. Notwithstanding any other provision of this Agreement, any severance or termination payments or benefits herein described are conditioned on the EXECUTIVE'S execution and delivery to the COMPANY and BANK of an effective general release agreement in the form attached hereto as Exhibit "A," as such form may be modified by the COMPANY, in a manner consistent with the requirements of the Older Workers Benefit Protection Act and any applicable state law. Notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of the EXECUTIVE'S execution of the release, directly or indirectly, result in the EXECUTIVE designating the calendar year of payment, and if a payment that is subject to execution of the release could be made in more than one taxable year, payment shall be made in the later taxable year.

18.    Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

19.    Governing Law. This Agreement and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania and the United States of America.

20.    Headings. The headings of the paragraphs hereof are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

22.    Continuation of Certain Provisions. Any termination of EXECUTIVE'S employment under this Agreement or of the Agreement will not affect the benefit, trade secret and non-competition provisions and clawback provisions of paragraphs 3(h), 4, 6, 7, 8 and 16, which will survive any such termination and remain in full force and effect in accordance with their respective terms.

23.    Section 409A of the Code. This Agreement shall be interpreted to avoid any penalty sanctions under section 409A of the Code. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under section 409A of the Code, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions shall not be imposed. The EXECUTIVE shall be solely responsible for any tax imposed under section 409A of the Code and in no event shall the COMPANY or the BANK have any liability with respect to any tax, interest or other penalty imposed under section 409A of the Code. For purposes of section 409A of the Code, all payments to be made upon a termination of employment under this Agreement may only be made upon the EXECUTIVE'S "separation from service" (as defined by section 409A of the Code and the regulations promulgated thereunder). In no event shall the EXECUTIVE, directly or indirectly, designate the calendar year of payment, except as permitted under section 409A of the Code. All reimbursements and in kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of section 409A of the Code, including, where applicable, the requirement that: (i) any reimbursement shall be for expenses incurred during the EXECUTIVE'S lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense shall be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Witness:	EXECUTIVE:
/s/ Lisa K. Erickson	/s/ Thomas L. Eberhart (SEAL)
Thomas L. Eberhart
Attest:
COMPANY:
/s/ Lisa K. Erickson	MIFFLINBURG BANCORP, INC.
Assistant Secretary	By: /s/ Jeffrey J. Kapsar
President and Chief Executive Officer
Attest:

/s/ Lisa K. Erickson	BANK:
Assistant Secretary	MIFFLINGBURG BANK AND TRUST COMPANY
By: /s/ Jeffrey J. Kapsar
President and Chief Executive Officer

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